Exhibit (k)(2)

transfer agency and registrar services agreement

This Transfer Agency and Registrar Services Agreement (this “Agreement”), dated as of ______________, 2018 (the “Effective Date”), is entered into by and between Eagle Point Income Company Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (“AST”; together with the Company, the “Parties”; each, the “Party”).

1.	Appointment of AST as Transfer Agent and Registrar.

(a)       The Company hereby appoints AST, and AST hereby accepts such appointment, to act as sole transfer agent and registrar (the “Transfer Agent”) for the common stock of the Company and for any other securities of the Company as requested in writing by the Company from time to time (the “Shares”). AST shall perform only those duties and obligations that are specifically set forth in this Agreement, and no implied duties and obligations shall be read into this Agreement against AST.

(b)       On or immediately after the Effective Date, the Company shall deliver to AST the following: (i) forms of outstanding stock certificates, if any, of the Company (the “Stock Certificates”) approved and authorized by the board of directors of the Company (the “Board”) and certified by the corporate secretary or similar authorized officers of the Company; (ii) incumbency certificates of the officers of the Company who are authorized to (x) if Shares of any authorized class are to be certificated, execute Stock Certificates and/or (y) deliver written instructions and requests on behalf of the Company to AST; (iii) copies of the organizational documents of the Company, certified by the corporate secretary or similar authorized officers of the Company; (iv) if Shares of any authorized class are to be certificated, a sufficient supply of blank Stock Certificates executed by (or bearing the facsimile signature of) the officers of the Company who are authorized to execute Stock Certificates and, if required, bearing the Company’s corporate seal; (v) a schedule that lists the authorized classes of the Shares, and the series comprising each such class (if applicable), the par value of each such class of Shares, and the authorized number of Shares in each such class; and (vi) all documentation or information reasonably requested by AST that is required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended. The Company authorizes AST to use Stock Certificates bearing the signature of an authorized officer of the Company who at the time of use is no longer an officer.

(c)       The Company shall promptly advise AST in writing of any change in the authorized or issued Shares, and the Company shall promptly provide AST with resolutions of the Board authorizing any recapitalization of the Shares or change in the number of issued or authorized Shares. Further, the Company shall advise AST reasonably promptly of any amendment or supplement to any information or materials provided by the Company to AST and shall provide such amendment or supplement to AST as soon as practicable.

(d)       The Company hereby authorizes AST to establish a program (the “DRS Sale Program”), through which a holder of one or more Shares (each, a “Shareholder”) may elect to sell any Shares held in book-entry form through the Direct Registration System. The Company shall not be charged by AST for establishing or administering the DRS Sale Program, and AST shall be entitled to charge a transaction fee as set forth on Schedule 2 to any Shareholder that elects to sell Shares through the DRS Sale Program. The Company hereby appoints AST, and AST hereby accepts such appointment to act as the administrator of the DRS Sale Program.

(e)

(f)       All funds received by AST for distribution on behalf of the Company shall, if so requested by the Company in writing, be deposited by AST in a segregated bank account. The Company which will, upon request, be given a copy of the bank’s statements for such account, shall have the responsibility to reconcile such account. The Company shall also have the responsibility to discharge all escheat obligations relating to such funds. If so requested by AST, the Company shall, at its expense, furnish AST with a written opinion of its legal counsel regarding such obligations.

(g)

2.        Term. The initial term of this Agreement shall be three (3) years from the date hereof (the “Initial Term”), and this Agreement shall automatically renew for additional one-year successive terms (each, a “Renewal Term” and together with the Initial Term, the “Term”) without further action of the Parties, unless written notice is provided by either Party at least ninety (90) days prior to the end of the Initial Term or any Renewal Term. The Term shall be governed by this Section, notwithstanding the cessation of active trading of the Shares.

3.        Fees; Expenses.

(a)       As consideration for the services listed on Schedule 1 (the “Services”), the Company shall pay to AST the fees set forth on Schedule 2 (the “Fees”). If the Company requests that AST provide additional services not contemplated hereby, the Company shall pay to AST fees for such services at AST’s reasonable and customary rates, such fees to be governed by the terms of a separate agreement to be mutually agreed to and entered into by the Parties at such time (the “Additional Service Fee”; together with the Fees, the “Service Fees”).

(b)       The Company shall reimburse AST for all reasonable and documented expenses incurred by AST (including, without limitation, reasonable and documented fees and disbursements of counsel) in connection with the Services (the “Expenses”); provided, however, that AST shall receive written approval from the Company for any out-of-pocket expenses in excess of $5,000 (such approval not to be unreasonably delayed, withheld or conditioned). The Company agrees to pay all Service Fees and Expenses within thirty (30) days following receipt of an invoice from AST.

(c)       The Company agrees and acknowledges that AST may adjust the Service Fees annually, on or about each anniversary date of this Agreement, by the annual percentage of change in the latest Consumer Price Index of All Urban Consumers United States City Average, as published by the U.S. Department of Labor, Bureau of Labor Statistics, plus one-half percent (0.5%), provided that such annual increase will be limited to no more than three percent (3%) per year.

(d)       Upon termination of this Agreement for any reason, AST shall assist the Company with the transfer of records of the Company held by AST. AST shall be entitled to reasonable additional compensation and reimbursement of any Expenses for the preparation and delivery of such records to the successor agent or to the Company, and for maintaining records and/or Stock Certificates, if any, that are received after the termination of this Agreement (the “Record Transfer Services”). AST will perform the Record Transfer Services in a diligent and professional manner in accordance with generally accepted industry practice for the industry in which the Services are to be provided.

4.	Representations and Warranties of the Company.

(a)        The Company represents and warrants to AST that (i) the Company is duly organized and validly existing and in good standing under the laws of the state of its organization; (ii) the Company has all requisite power and authority to enter into this Agreement and to perform the transactions contemplated hereby; (iii) the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company; and (iv) this Agreement has been duly executed and delivered and is the legally valid and binding obligation of the Company, enforceable against the Company in accordance with the Agreement’s terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles (whether enforcement is sought by proceeding in equity or at law).

(b)       All Shares issued and outstanding as of the date hereof, or to be issued during the Term, are or shall be duly authorized, validly issued, fully paid and non-assessable. All such Shares are or shall be registered under the Securities Act of 1933, as amended (the “Securities Act”) or are or shall be issued or transferred in a transaction that is, or a series of transactions that are, exempt from the registration provisions under the Securities Act. Any such Shares not registered under the Securities Act bear or shall bear the applicable restrictive legends. Upon any issuance or transfer of Shares exempt from the registration provisions of the Securities Act, the Company shall deliver, or cause its outside counsel to deliver, to AST a legal opinion in form and substance reasonably satisfactory to AST.

5.	Representations and Warranties of AST.

(a)        AST represents and warrants to Company that (i) AST is a limited liability trust company duly organized and validly existing pursuant to New York Banking Law; (ii) AST has all requisite power and authority to enter into this Agreement and to perform the transactions contemplated hereby; (iii) the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary action on the part of AST; and (iv) this Agreement has been duly executed and delivered and is the legally valid and binding obligation of AST, enforceable against AST in accordance with the Agreement’s terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles (whether enforcement is sought by proceeding in equity or at law).

(b)       AST is duly registered as a transfer agent under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is in compliance with its obligations under the Exchange Act and the applicable rules and regulations thereunder.

(c)       AST has compliance policies and procedures reasonably designed to prevent violations of applicable federal securities laws. Upon reasonable written advance notice and at the Company’s sole cost and expense, AST agrees to reasonably cooperate with, make applicable personnel available during normal business hours, and furnish applicable information regarding such policies and procedures to the Company as may be reasonably requested in writing by the Company’s Chief Compliance Officer (the “CCO”) in order for the CCO to perform his or her duties, Additionally, upon reasonable written advance notice of the CCO and at the Company’s sole cost and expense, AST agrees to provide a summary of the procedures and updates thereto relating to the Services, as applicable to the CCO concerning the Company’s compliance with applicable laws and regulations. Notwithstanding anything contained herein to the contrary, the Company agrees that (i) its review of the applicable policies and procedures and requests in connection therewith shall not unreasonably interfere with the business of AST’s personnel and (b) it shall keep all information obtained during any such review confidential pursuant to and in accordance with Section 11.

6.         Reliance.

(a)       AST shall be entitled to assume the validity of the issuance, presentation or transfer of a Stock Certificate, the genuineness of any endorsement(s), the authority of its presenter(s), or the collection or payment of charges or taxes incident to the issuance or transfer of such Stock Certificate; provided, however, that AST may delay or decline to issue or transfer a Stock Certificate if it determines in good faith and in its sole discretion that it is in the Company’s and/or AST’s best interests to receive evidence or written assurance of the validity of the issuance, presentation or transfer of the Stock Certificate, the authority of its presenter(s) or the collection or payment of any charges or taxes relating to the issuance or transfer.

(b)       For the avoidance of doubt, AST shall not be responsible for any transfer or issuance of Shares that has not been effected by AST.

(c)       AST may reasonably rely on, and shall incur no liability in acting or refraining from acting in reliance upon: (i) any writing or other instruction, including, but not limited to, oral instruction, certificate, instrument, opinion, notice, letter, stock power, affidavit or other document or security, received from any Person (as defined below) AST reasonably believes in good faith to be an authorized officer, agent or employee of the Company, unless the Company has advised AST in writing that AST must act and rely only on written instructions of certain authorized officers of the Company; (ii) any statement of fact contained in any such writing or instruction which AST reasonably believes in good faith to be accurate; (iii) the authenticity and genuineness of any signature (manual, facsimile or electronic) appearing on any writing, including, but not limited to, any certificate, instrument, opinion, notice, letter, stock power, affidavit or other document or security; and (iv) the conformity to original of any copy. AST may act and rely on the advice, opinions or instructions received from the Company’s legal counsel. In the event that the Company or its legal counsel is unavailable or does not respond to AST’s requests for legal advice, AST may seek the advice of AST’s own legal counsel (including its internal legal counsel), and AST shall be entitled to act and rely on the advice, opinion or instruction of such counsel, which shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by AST pursuant to such advice, opinion or instruction. Without limiting the foregoing, AST shall be entitled to use and rely upon any instructions reasonably believed in good faith to be instructions of the Company without responsibility for independent verification thereof an shall not assume responsibility for the accuracy or completeness of such instructions.

(d)       AST may reasonably rely on, and shall incur no liability in acting or refraining from acting in reliance upon: (i) any writing or other instruction reasonably believed by AST in good faith to have been furnished by or on behalf of a Shareholder, including, but not limited to, any oral instruction, certificate, instrument, opinion, notice, letter, stock power, affidavit or other document or security; (ii) any statement of fact contained in any such writing or instruction which AST reasonably believes in good faith to be accurate; (iii) the apparent authority of any Person to act on behalf of a Shareholder as having actual authority to the extent of such apparent authority; (iv) the authenticity and genuineness of any signature (manual, facsimile or electronic) appearing on any writing, including, but not limited to, any certificate, instrument, opinion, notice, letter, stock power, affidavit or other document or security; and (v) on the conformity to original of any copy. AST is authorized to reject any transfer request that fails to satisfy AST’s internal procedures relating to the transfer of Shares. Without limiting the foregoing, AST shall be entitled to use and rely upon any instructions reasonably believed in good faith to be instructions of the Company without responsibility for independent verification thereof an shall not assume responsibility for the accuracy or completeness of such instructions.

(e)       AST may reasonably rely on, and shall incur no liability in acting or refraining from acting in reliance upon: (i) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable signature guarantee program or insurance program; or (ii) any instructions received through the Depository Trust Company’s Direct Registration System/Profile service.

(f)       AST shall promptly notify the Company upon receipt of a Stock Certificate that is not reflected in AST’s records. If the Company and AST are unable to account for such Stock Certificate (so that the transfer of such certificate on the records maintained by AST would create an overissue), within sixty (60) days of such determination, the Company shall in its sole discretion (a) increase the number of issued Shares or (b) acquire and cancel a number of Shares to account for such Stock Certificate, to correct the overissue.

7.         Standard of Care. AST shall exercise reasonable care and diligence in performing the Services and carrying out its other duties and obligations under this Agreement in accordance with generally accepted industry practice for the industry in which the Services are to be provided. AST shall be liable to the Company for losses, liabilities or expenses incurred as a result of AST’s gross negligence, bad faith, or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment); provided that such liability shall not exceed four times (4x) the aggregate amount of all Service Fees paid under this Agreement during the twelve-month period immediately prior to the date of occurrence of the circumstances giving rise to such liability.

8.         Lost, Stolen or Destroyed Certificates. AST shall not be obligated to issue a replacement certificate for any Stock Certificate reported to have been lost, stolen or destroyed, unless AST shall have received from the applicable Shareholder: (a) an affidavit of loss; (b) an indemnity bond in form and substance reasonably satisfactory to AST; and (c) payment of all applicable processing fees; provided that, upon the Company’s written request, AST may, in its sole discretion, accept an indemnification letter from the Company in lieu of an indemnity bond.

9.         Unclaimed Property.

(a)       To the extent required by applicable unclaimed property laws or if requested by the Company, AST will provide, or cause to be provided, unclaimed property reporting services for unclaimed property that may be deemed abandoned or otherwise subject to unclaimed property law. Such services may include (without limitation) (i) identification of unclaimed or abandoned property, (ii) preparation of unclaimed or abandoned property reports, (iii) delivery of unclaimed or abandoned property to the applicable state unclaimed property departments, (iv) completion of required due diligence notifications, (v) responses to inquiries from Shareholders relating to unclaimed or abandoned property, and (vi) such other services as may reasonably be necessary to comply with unclaimed property laws or regulations. The Company shall assist and cooperate with AST as reasonably necessary in connection with the performance of the services described in this Section. AST shall assist the Company in responding to (x) inquiries from state unclaimed property departments regarding reports filed by or on behalf of the Company or (y) requests for the confirmation of names of owners of unclaimed or abandoned property.

(b)       The Company acknowledges and agrees that AST may use a shareholder locating service provider (the “Locating Service Provider”) to locate and contact Shareholders (or their surviving relatives, joint tenants or heirs, as applicable) to assist them in preventing the escheatment of applicable Shares and related unclaimed or abandoned property. The Company shall not be charged by AST or the Locating Service Provider for such services. The Locating Service Provider shall inform the Shareholders that they may elect (x) to contact AST at no charge other than at AST’s applicable fees or (y) to utilize the services of the Locating Service Provider for a fee, which shall not exceed the maximum fee allowed under the applicable state’s unclaimed property rules.

10.       Books and Records. The books and records pertaining to the Company that are in the possession or under the control of AST shall be the property of the Company. Such books and records shall be prepared, preserved and maintained as required by applicable federal securities laws, rules and regulations. Upon the reasonable written request of the Company and at the Company’s expense, AST shall make available to the Company and any authorized officer of the Company (a) copies of any such books and records; (b) during normal business hours, reasonable access to the part of the facility that is utilized by either AST or a third party to maintain and store the books and records of the Company; and (c) during normal business hours, reasonable access to employees of AST and any third party providing the Services on behalf of AST. Notwithstanding the foregoing, AST shall be entitled to destroy or otherwise dispose of records belonging to the Company in accordance with AST’s standard document and record retention practices and/or procedures, provided that such practices and procedures are consistent with applicable law and AST’s obligations to the Company set forth hereunder.

11.       Confidentiality; Data Security.

(a)       “Confidential Information” means, as to the Disclosing Party (as defined below) and, if applicable, its Affiliates (as defined below): (i) any information concerning the Disclosing Party, its Affiliates or their respective businesses (including, without limitation, business, financial, technical, and other information regarding the Disclosing Party, historical financial statements, financial projections and budgets, audits, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, and customer agreements); (ii) information, including account information, relating to the shareholders of the Disclosing Party; and (iii) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party (as defined below), its Affiliates, employees, agents, and representatives containing or based, in whole or in part, on any or all of the foregoing; provided that Confidential Information shall not include any information that (x) is or becomes (through no fault of the Receiving Party) generally available to the public; (y) was rightfully disclosed to the Receiving Party by a third party not known by the Receiving Party to be bound by an obligation of confidentiality to the Disclosing Party; or (z) was independently developed by the Receiving Party without reference to or use of any Confidential Information.

(b)       “Affiliates” means, as to a specified Person, another Person that directly, or indirectly, controls or is controlled or is under common control with the specified Person; “Person” means any corporation, limited liability company, partnership or other legal entity; and “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “controlled” shall have corresponding meanings.

(c)       Each Party (the “Receiving Party”) acknowledges that it may acquire or have access to Confidential Information of the other Party (the “Disclosing Party”) in connection with the Services or this Agreement. The Receiving Party shall not disclose Confidential Information to any other Person, and shall not use Confidential Information for any purposes other than in connection with the performance of its obligations under this Agreement; provided that the Receiving Party shall be permitted to disclose Confidential Information (i) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case the Receiving Party agrees, to the extent practicable and not prohibited by applicable law, to inform the Disclosing Party promptly thereof prior to disclosure); provided, however, that this clause shall not require AST to notify the Company of its receipt of any subpoena, summons, or other legal process relating to wage garnishment, tax levy or domestic matter proceedings filed against or by a Shareholder); or (ii) upon the request or demand of any regulatory authority having jurisdiction over the Receiving Party (in which case the Receiving Party agrees, to the extent practicable and not prohibited by applicable law, to inform the Disclosing Party promptly thereof prior to disclosure). The Receiving Party shall safeguard the Confidential Information to the same extent that it safeguards its own confidential information of a like nature and in any event with not less than a reasonable degree of care.

(d)       Upon the termination of this Agreement or upon the Disclosing Party’s written request, the Receiving Party shall, at the Disclosing Party’s option, either destroy or return to the Disclosing Party any and all of the Confidential Information, written or other materials derived from the Confidential Information, and copies thereof, and shall delete and purge permanently all copies and traces of the same from any storage location and/or media to the extent reasonably or technically possible. The Receiving Party shall, within fifteen (15) days from the termination of this Agreement or such request, provide the Disclosing Party with a certificate signed by an authorized officer of the Receiving Party confirming that the Receiving Party has fulfilled its obligations under this clause. Notwithstanding the foregoing, upon notice to the Disclosing Party, the Receiving Party may keep a copy of the Confidential Information after termination of this Agreement to the extent necessary for audit and/or regulatory purposes or to the extent required under applicable law.

(e)       In addition, each Party acknowledges that in connection with the Services, it may receive Confidential Information that contains “non-public personal information,” “personally identifiable information,” “personal data” or the like (collectively, “Personal Information”), as such terms are defined in Section 509(4) of the Gramm-Leach-Bliley Act, Section 248.3(t) of Securities and Exchange Commission Regulation S-P and/or other similar applicable laws and regulations, including without limitation the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et. seq. and the European Privacy Directive 95/46/EC, as each is amended from time to time (collectively, “Privacy Laws”). Each Party acknowledges and agrees that it is prohibited from disclosing or using Personal Information except as necessary to carry out the terms of this Agreement, and in compliance with Privacy Laws.

(f)       If permitted by applicable law and without limiting any Party’s rights in respect of a breach of this Section, each Party will (i) promptly notify the other Party in writing of any unauthorized possession, use, or disclosure of Confidential Information (including Personal Information) by any person or entity that may become known to such Party; (ii) furnish to the other Party full details of the unauthorized possession, use or disclosure; and (iii) use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

12.       Termination.

(a)       Either Party may terminate this Agreement if the other Party breaches any material provision herein and either the breach cannot be cured or, if the breach can be cured, it is not cured by the breaching Party within 45 days after the breaching Party’s receipt of written notice of such breach (the “Cure Period”).

(b)       Either Party may terminate this Agreement, effective upon written notice to the other Party, if the other Party (i) becomes insolvent or admits its inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within seven (7) business days or is not dismissed or vacated within forty-five (45) business days after filing; (iii) is dissolved or liquidated or takes any corporate action for such purpose; (iv) makes a general assignment for the benefit of creditors; or (v) has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

(c)       The expiration or termination of this Agreement, for any reason, shall not release either Party from any obligation or liability to the other Party, including any payment and delivery obligation, that (i) has already accrued hereunder; (ii) comes into effect due to the expiration or termination of the Agreement; or (iii) otherwise survives the expiration or termination of this Agreement. Following the termination of this Agreement, AST shall promptly invoice the Company for any outstanding Service Fees and Expenses due and owing under this Agreement, and the Company shall pay all such Service Fees and Expenses to AST in accordance with the payment terms set forth in this Agreement.

(d)       If this Agreement is terminated pursuant to Sections 2, 12(a) (by the Company due to a breach by AST) or 12(b) (by the Company due to the insolvency, bankruptcy, dissolution, liquidation or similar action of AST), then the Company shall pay to AST (i) all amounts outstanding under this Agreement as of the date of such termination and (ii) AST’s then-customary fees for Record Transfer Services. If this Agreement is terminated for any other reason, then the Company shall pay to AST (x) all outstanding Service Fees and Expenses as of the date of such termination, (y) the Service Fees that would otherwise have accrued during the remainder of the then-current Term, and (z) AST’s then-customary fees for Record Transfer Services.

13.       Limitations on Liability.

(a)       To the fullest extent permitted by applicable law, no Party shall be liable to any other Party on any theory of liability for any special, indirect or consequential damages (including, without limitation, any loss of profits, business or anticipated savings).

(b)       Except with respect to the Company’s indemnification obligations, no Party’s liability arising out of or in connection with this Agreement or any Services shall exceed four times (4x) the aggregate amount of all Service Fees paid under this Agreement during the twelve-month period immediately prior to the date of occurrence of the circumstances giving rise to such liability.

14.       Indemnity.

(a)       The Company hereby agrees to indemnify and hold harmless AST and its Affiliates and its and their officers, directors, employees, advisors, agents, other representatives and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Agreement and the Services or any claim, litigation, investigation or proceeding relating to any of the foregoing (each, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto or whether a Proceeding is brought by a third party or by the Company or any of its Affiliates, and to reimburse each such Indemnified Person upon demand for any reasonable, documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity shall not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person (as determined by a court of competent jurisdiction).

(b)       AST hereby agrees to indemnify and hold harmless the Company and its Affiliates and its and their officers, directors, employees, advisors, agents, other representatives and controlling persons (each, an “Company Indemnified Person” and together with the AST Indemnified Person, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Company Indemnified Person may become subject arising out or incurred as a result of AST’s gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction), regardless of whether any such Company Indemnified Person is a party thereto or whether a Proceeding is brought by a third party or by AST or any of its Affiliates, and to reimburse each such Company Indemnified Person upon demand for any reasonable, documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing.

(c)       No Party shall be liable for any indemnification obligation under this Section with respect to any claim against an Indemnified Person unless the Party against whom indemnity is sought (the “Indemnifying Party”) is notified of the written assertion of such a claim, or of any action commenced against an Indemnified Person, promptly after the Indemnified Person shall have received any such written information as to the nature and basis of the claim; provided, however, that failure by an Indemnified Person to provide such notice shall not relieve an Indemnifying Party of any liability hereunder if no prejudice occurs.   At the Indemnifying Party’s election, the defense of the Indemnified Persons shall be conducted by the counsel chosen by the Indemnifying Party. Notwithstanding the foregoing, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person, unless the Indemnified Person reasonably determines, based on the advice of its legal counsel, that there are defenses available to such Indemnified Person that are different from, or in addition to, those available to the Indemnifying Party, or if the use of of counsel chosen by the Indemnifying Party to represent the Indemnified Person would present such counsel with an actual or potential conflict of interest; provided that, an Indemnifying Party will not be required to pay the fees and expenses of more than one separate counsel for all Indemnified Persons in any jurisdiction in any single Proceeding.

(d)       An Indemnifying Party shall not be liable for any settlement of any Proceedings effected without its consent, but if settled with such written consent or if there is a final judgment for the plaintiff in any such Proceedings, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with clause (a) or (b), as applicable, above. An Indemnifying Party shall not, without the prior written consent of an Indemnified Person, effect any settlement or consent to the entry of any judgment of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person, unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

15.       Force Majeure.

(a)       AST shall not be liable for failure or delay in the performance of the Services if such failure or delay is due to causes beyond its reasonable control, including but not limited to Acts of God (including fire, flood, earthquake, storm, hurricane or other natural disaster), war, invasion, act of foreign enemies, hostilities (regardless of whether war is declared), civil war, rebellion, revolution, insurrection, military or usurped power or confiscation, terrorist activities, nationalization, government sanction, blockage, embargo, labor dispute, strike, lockout or interruption or failure of electricity or telephone service or any other force majeure event.

(b)       AST shall establish and maintain a disaster recovery plan and back-up system at all times satisfying the requirements of all applicable laws, rules and regulations.

16.       Notices. Any notice required or permitted to be given or made under this Agreement by one Party to the other shall be in writing and addressed to the other Party at the following address (or at such other address as shall be given in writing by one Party to the other):

If to the Company:

Eagle Point Income Company Inc.

20 Horseneck Lane

Greenwich, CT 06830

Attention: Kenneth Onorio, Chief Financial Officer

Email: konorio@eaglepointcredit.com

With copies to:

Eagle Point Administration LLC

20 Horseneck Lane

Greenwich, CT 06830

Attention: Compliance

Email: cco@eaglepointcredit.com

Dechert LLP

One International Place, 40th Floor

100 Oliver Street

Boston, MA 02110-2605

Attention: Thomas J. Friedmann

Fax: (617) 426 -6567

Email: thomas.friedmann@dechert.com

If to AST:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Attention: Relationship Management

With a copy to:

American Stock Transfer & Trust Company, LLC

48 Wall Street, 22nd Floor

New York, New York 10005

Attention: Legal Department

Email: legalteamAST@astfinancial.com

15.       Miscellaneous.

(a)       The Company acknowledges and agrees that (i) nothing herein shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the Parties, and (ii) the Company waives, to the fullest extent permitted by law, any claims that it may have against AST for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that AST shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim.

(b)       This Agreement shall be construed and enforced in accordance with the laws of the State of New York. The Parties agree that any action, suit or proceeding arising out of or based upon this Agreement shall be brought in the United States District Court for the Southern District of New York or any court of the State of New York of competent jurisdiction located in such District. Service of any process by registered mail addressed to each party at the respective address provided in Section 16 (or at such other address as shall be given in writing by one Party to the other) shall be effective service of process against such party for any suit, action or proceeding brought in any such court. Each Party (i) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Services in any New York State court or in any such Federal court; (ii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court; and (iii) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH PARTY IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS AGREEMENT OR THE PERFORMANCE OF ANY SERVICE HEREUNDER.

(c)       The compensation, reimbursement, confidentiality, indemnification, jurisdiction, governing law, and waiver of jury trial provisions contained herein shall remain in full force and effect regardless of the termination of this Agreement. No amendment or waiver of any provision hereof shall be effective unless in writing and signed by the Parties. This Agreement (including the Schedules attached hereto) is the only agreement between the Parties with respect to the matters contemplated hereby and sets forth the entire understanding of the Parties with respect thereto. This Agreement and the obligations hereunder of each Party shall not be assignable by such Party without the prior written consent of the other Party (such consent not to be unreasonably withheld, delayed or conditioned); provided that AST may assign this Agreement or any rights granted hereunder, in whole or in part, to (i) its Affiliates in connection with a reorganization or (ii) a Person that acquires all or substantially all of the business or assets of AST whether by merger, acquisition, or otherwise.

(d)       This Agreement may be executed in any number of counterparts and by different Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or in “.pdf” or “.tif” form shall be effective as delivery of a manually executed counterpart of this Agreement. If any provision of this Agreement shall be held illegal or invalid by any court, the remaining provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed as of the date first above written.

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC		EAGLE POINT INCOME COMPANY INC.

By:		By:
	Name:		Name:
	Title:		Title: